Exhibit (a)(5)(v)

Cypress Announces Final Results of Tender Offer for Convertible Notes

SAN JOSE, Calif., September 18, 2008 – Cypress Semiconductor Corp. (NYSE-CY) announced today the final results of its offer to purchase (the “Offer”) up to $531,250,000 aggregate principal amount of its outstanding 1.00% Convertible Senior Notes due September 15, 2009 (the “Notes”) which expired at 5:00pm, New York City time, on Friday September 12, 2008.

Based on the final count by the depositary for the tender offer, $582,411,000 aggregate principal amount of Notes were validly tendered and not properly withdrawn. In accordance with the terms of the Offer, on the date of purchase, which was September 18, 2008, Cypress accepted $531,250,000 of the validly tendered Notes at a purchase price per $1,000 principal amount of Notes of $1,321.22, plus accrued and unpaid interest on the Notes from September 15, 2008 to, but excluding, the date of purchase.

Because more than $531,250,000 principal amount of Notes were tendered, Cypress has purchased Notes on a pro rata basis. The proration of Notes was based on the ratio of the principal amount of Notes validly tendered and not properly withdrawn by a holder to the total principal amount of Notes validly tendered and not properly withdrawn by all Note holders.

The depositary will promptly pay for the Notes accepted for purchase in cash. All Notes not purchased by Cypress due to proration will be returned promptly to holders by the depositary.

Credit Suisse Securities (USA) LLC is the Dealer Manager for the Offer. Questions regarding the Offer may be directed to Credit Suisse Securities (USA) LLC at (888) 537-0428 (toll-free).

THIS PRESS RELEASE IS FOR INFORMATIONAL PURPOSES ONLY AND DOES NOT CONSTITUTE AN OFFER TO PURCHASE NOR A SOLICITATION FOR ACCEPTANCE OF THE OFFER. THE TENDER OFFER IS BEING MADE ONLY PURSUANT TO THE OFFER TO PURCHASE, LETTER OF TRANSMITTAL AND RELATED MATERIALS THAT CYPRESS WILL DISTRIBUTE TO NOTEHOLDERS AFTER CYPRESS FILES WITH THE SECURITIES AND EXCHANGE COMMISSION ITS AMENDED “SCHEDULE TO” AND OFFER TO PURCHASE. NOTEHOLDERS SHOULD READ CAREFULLY THE OFFER TO PURCHASE, LETTER OF TRANSMITTAL AND RELATED MATERIALS BECAUSE THEY CONTAIN IMPORTANT INFORMATION, INCLUDING THE VARIOUS TERMS OF, AND CONDITIONS TO, THE TENDER OFFER. CYPRESS HAS FILED ITS “SCHEDULE TO” AND OFFER TO PURCHASE WITH THE SECURITIES AND EXCHANGE COMMISSION ON AUGUST 14, 2008, ITS AMENDMENT NO. 1 TO ITS SCHEDULE TO ON AUGUST 20, 2008, ITS AMENDMENT NO. 2 TO ITS SCHEDULE TO ON AUGUST 26, 2008, ITS AMENDMENT NO. 3 TO ITS SCHEDULE TO ON AUGUST 29, 2008, ITS AMENDMENT NO. 4 TO ITS SCHEDULE TO ON SEPTEMBER 8, 2008, ITS AMENDMENT NO. 5 TO ITS SCHEDULE TO ON SEPTEMBER 11, 2008 ITS AMENDMENT NO. 6 TO ITS SCHEDULE TO ON SEPTEMBER 15, 2008 AND ITS AMENDMENT NO. 7 TO ITS SCHEDULE TO ON SEPTEMBER 18, 2008,

NOTEHOLDERS MAY OBTAIN A FREE COPY OF THE TENDER OFFER STATEMENT ON “SCHEDULE TO” INCLUDING ALL AMENDMENTS THERETO, THE OFFER TO PURCHASE, LETTER OF TRANSMITTAL AND OTHER DOCUMENTS THAT CYPRESS WILL BE FILING WITH THE SECURITIES AND EXCHANGE COMMISSION AT THE COMMISSION’S WEBSITE AT WWW.SEC.GOV OR BY CONTACTING GEORGESON INC., THE INFORMATION AGENT FOR THE TENDER OFFER, AT 1-866-257-5448. NOTEHOLDERS ARE URGED TO CAREFULLY READ THESE MATERIALS PRIOR TO MAKING ANY DECISION WITH RESPECT TO THE TENDER OFFER.

About Cypress:

Cypress delivers high-performance, mixed-signal, programmable solutions that provide customers with rapid time-to-market and exceptional system value. Cypress offerings include the PSoC® Programmable System-on-Chip™, USB controllers, general-purpose programmable clocks and memories. Cypress also offers wired and wireless connectivity solutions ranging from its WirelessUSB™ radio system-on-chip, to West Bridge™ and EZ-USB® FX2LP controllers that enhance connectivity and performance in multimedia handsets. Cypress serves numerous markets including consumer, computation, data communications, automotive, industrial, and solar power. Cypress trades on the NYSE under the ticker symbol CY. Visit Cypress online at www.cypress.com.

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